Exhibit 10.1

Haemonetics Corporation
Worldwide Employee Bonus Plan
(As Amended and Restated Effective April 23, 2019)

1.Background and Purpose.

1.1    Purpose. The purpose of the Haemonetics Corporation Worldwide Employee Bonus Plan (the “Plan”) is to provide incentive compensation to those eligible employees with significant responsibility for the growth, profitability and success of the Company’s business goals. The Plan is designed (i) to promote the attainment of the Company’s significant business objectives; (ii) to encourage and reward Participants’ teamwork across the entire Company; and (iii) to assist in the attraction and retention of employees vital to the Company’s long-term success.

1.2    Effective Date. The Plan, as amended and restated, is effective as of April 23, 2019 (the “Effective Date”), and shall remain in effect until it has been terminated pursuant to Section 8.6.

2.    Definitions. The following terms shall have the following meanings:

2.1    “Affiliate” means any corporation or other entity controlled by the Company.

2.2    “Award” means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.

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2.3    “Board” means the Board of Directors of the Company, as constituted from time to time.

2.4    “Cause” shall have the meaning given to that term in any written employment agreement, change-of-control agreement, offer letter or severance agreement between the Company and the Participant, or if no such agreement exists or if such term is not defined therein, Cause shall mean that the Participant:
(i)    has materially breached his or her employment or service contract with the Company, which breach has not been remedied by the Participant after written notice has been provided to the Participant of such breach;
(ii)    has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty which results in economic loss, damage, or injury to the Company;
(iii)     has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information;

(iv)    has breached any written non-competition or non-solicitation agreement between the Participant and the Company; or
(v)    has engaged in gross misconduct or a willful and material violation of the Company’s policies and procedures that is injurious to the Company.
For the avoidance of doubt, the occurrence of any of the actions set forth in clauses (i) through (v) immediately above shall be determined by the Committee in good faith.

2.5    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
2.6    “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 3.1.
2.7    “Company” means Haemonetics Corporation, a Massachusetts corporation, and any successor thereto.
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2.8    “Disability” means, unless otherwise defined in an employment agreement between the Participant and the Company, a condition whereby the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is determined to be totally disabled by the Social Security Administration, provided that each qualifies as a disability within the meaning of Code Section 409A.
2.9    “Forfeit,” “Forfeiture,” or “Forfeited” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss of any payment of compensation by the Company under the Plan or any Award granted thereunder.
2.10    “Participant” means, as to any Performance Period, the CEO and other key employees of the Company who are designated by the Committee to participate in the Plan for that Performance Period.
2.11    “Performance Criteria” means the performance criteria upon which the Performance Goals for a particular Performance Period are based, which may include any of the following:

(a) revenue; (b) earnings per share; (c) operating income; (d) net income (before or after taxes); (e) cash flow (including, but not limited to, operating cash flow and free cash flow); (f) gross profit; (g) growth in any of the preceding measures; (h) gross profit return on investment; (i) gross margin return on investment; (j) working capital; (k) gross margins; (l) EBIT; (m) EBITDA; (n) return on equity; (o) return on assets; (p) return on capital; (q) revenue growth; (r) total shareholder return; (s) economic value added; (t) customer satisfaction; (u) technology leadership; (v) number of new patents; (w) employee retention; (x) market share; (y) market segment share; (z) product release schedules; (aa) new product innovation; (bb) cost reduction through advanced technology; (cc) brand recognition/acceptance; (dd) product ship targets; (ee) stock value; (ff) net earnings (before or after taxes); (gg) diluted earnings per share (before or after taxes); (hh) net revenues or net revenue growth; (ii) net operating profit (before or after taxes); (jj) return on invested capital or sales; (kk) cash flow return on capital; (ll) operating margins; (mm) improvements in capital structure; (nn) budget and expense management; (oo) productivity ratios; (pp) expense targets; (qq) margins; (rr) operating efficiency; (ss) working capital targets; (tt) enterprise value; (uu) safety record; and (vv) completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

Such Performance Criteria may relate to the performance of the Company as a whole, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, using GAAP or non-GAAP accounting, as the Committee shall determine.

2.12    “Performance Goals” means, in relation to any Performance Period, the level of performance that must be achieved with respect to one or more Performance Criteria.
2.13    “Performance Period” means the period for which performance is calculated, which shall be the Company’s fiscal year, or any period within the fiscal year of less than 12 months for which a Participant’s performance is being calculated, with each such period constituting a separate Performance Period.
2.14    “Plan” means the Haemonetics Corporation Worldwide Employee Bonus Plan, as hereafter amended from time to time.
2.15    “Pro-rated Award” means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period or such other method as determined by the Committee.
2.16    “Section 409A” shall mean Section 409A of the Code and the regulations and other binding guidance promulgated thereunder.

3.    Administration.
3.1    Administration by the Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors or such other Committee appointed by the Board, which shall consist of not less than two non-employee members of the Board.

3.2    Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (i) designate Participants; (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent, and under what circumstances Awards may be Forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency or ambiguity, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; (vi) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
3.3    Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
3.4    Delegation by the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company. In the event of such delegation, all references to the Committee in the Plan shall be deemed references to such officers and/or directors as it relates to those aspects of the Plan that have been delegated.
3.5    Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or to a member by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law and provided in the Company’s Articles of Organization or its By-Laws, as applicable, in each case as amended and in effect from time to time, be fully indemnified and protected by the Company with respect to any such action or determination.
4.    Eligibility and Participation.
4.1    Eligibility. Only Participants are eligible to participate in the Plan.

4.2    Participation. The Committee, in its discretion, shall select the persons who shall be Participants for the Performance Period. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or ensured of being selected for participation in any subsequent Performance Period.
5.    Terms of Awards.
5.1    Determination of Awards. The Committee, in its sole discretion, may, from time to time, make Awards to employees eligible for participation in the Plan pursuant to which the Participant may earn cash compensation. The amount of a Participant’s Award may be based on a percentage of such Participant’s salary or such other method as may be established by the Committee. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant. Each Award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the Award and the Performance Goals to be achieved. The maximum amount that may be awarded and paid under the Plan to a Participant for any Performance Period shall not exceed $3,000,000.

5.2    Additional Restrictions or Conditions. The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Awards. Such additional restrictions and conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance measures by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may increase or decrease the amount of any Award granted pursuant to the Plan.

5.3    Adjustments. The Committee is authorized, in its sole discretion, to determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude or include the effect of events that occur during a Performance Period, including, but not limited to, any one or more of the following events:

(a)    asset write-downs;
(b)    significant litigation or claim judgments or settlements;
(c)    the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results;
(d)    any reorganization and restructuring programs;

(e)    unusual or infrequent items, including, but not limited to, such items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year or period;
(f)    acquisitions or divestitures;
(g)    any other specific unusual or non-recurring events or objectively determinable category thereof;
(h)    foreign exchange gains and losses; and
(i)    a change in the Company’s fiscal year.

6.    Payment of Awards.

6.1    Determination of Awards; Certification.

Following the completion of each Performance Period, and prior to March 15 of the calendar year immediately following the end of the Performance Period, the Committee shall determine the extent to which the Performance Goals for each Participant for the Performance Period have been achieved or exceeded and the resulting amount of the Award (if any) payable to each Participant, including any application of the Committee’s discretionary authority described herein. No payment shall be made under the Plan if the minimum performance goals as established by the Committee are not attained.

6.2    Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee’s certification pursuant to Section 6.1 for the applicable Performance Period, and in no event later than March 15 of the calendar year following the end of the Performance Period, each Participant shall receive a cash lump-sum payment of his or her Award, less required withholding.

6.3    Employment Requirement. Except as otherwise provided in Section 7, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate, or on an approved leave of absence or long-term Disability leave, on the last day of the Performance Period.

6.4    Deferral of Awards. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall be subject to Section 409A and such rules and procedures as shall be determined by the Committee in its sole discretion.

7.    Termination of Employment.
7.1    Employment Requirement. Except as otherwise provided in Section 7.2, or pursuant to any written employment agreement, change-of-control agreement, offer letter or severance agreement between the Company and the Participant, if a Participant’s employment terminates for any reason prior to the last day of the Performance Period, all of the Participant’s rights to an Award for the Performance Period shall be Forfeited. However, the Committee, in its sole discretion, may pay a Pro-rated Award, subject to the Committee’s certification that the Performance Goals for the Performance Period have been met. Such Pro-rated Award will be paid at the same time and in the same manner as Awards are paid to other Participants or such other time as permitted by the Committee. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, the Participant shall in all cases Forfeit any Award not already paid.
7.2    Termination of Employment Due to Death or Disability. If a Participant’s employment is terminated by reason of his or her death or Disability during a Performance Period the Participant or his or her beneficiary will be paid a Pro-rated Award. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines that the Participant is Disabled. Payment of such Pro-rated Award will be made at the same time and in the same manner as Awards are paid to other Participants.

8.    General Provisions.
8.1    Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
8.2    Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.
8.3    No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment or service of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.
8.4    No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period year does not connote any right to become a Participant in the Plan in any future Performance Period.
8.5    Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

8.6    Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, modify, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no such amendment, modification, suspension or termination shall materially and adversely affect the rights of any Participant to any payment of Awards that have been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid prior to such amendment, modification, suspension or termination.
8.7    Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to ensure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
8.8    Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law.
8.9    Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.
8.10    Section 409A. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A and the Plan, and Awards under the Plan shall be interpreted, administered and construed accordingly. In the event, however, that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A and the Plan, and Awards under the Plan shall be interpreted, operated and construed accordingly. If an Award is subject to Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A, (iii) each installment payment shall be treated as a separate payment for purposes of Section 409A and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is to be made, except in accordance with Section 409A. Any Award granted under the Plan that is subject to Section 409A, and that is to be distributed to a key employee (as defined for this purpose below) upon separation from service shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A. The determination of key employees shall be made in accordance with Section 416(i) of the Code and the “specified employee”

requirements of Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of any taxes and/or penalties by the Participant pursuant to Section 409A. None of the Company, any Affiliates, the Board and/or the Committee makes any representation regarding compliance with Section 409A and each of them expressly disclaims any covenant to maintain favorable or avoid unfavorable tax treatment.
8.11    Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.
8.12    Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.
8.13    Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
8.14    Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.
8.15    Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.
8.16    Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Secretary of the Company at 400 Wood Road, Braintree, MA 02169.
8.17    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
8.18    Clawback. Notwithstanding any other provision in the Plan, any Award granted hereunder which is or becomes subject to Forfeiture or recovery under any Company policy, including the Company’s Clawback Policy as set forth in the Principles of Corporate Governance or as in effect from time to time, and any successor policy or otherwise, including as required by law, regulation or stock exchange listing requirement, as may be in effect from time to time, shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant to such policy. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amount paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Awards or amounts paid under the Plan to a Participant, or pending or future compensation or Awards.